Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2014 Omnibus Incentive Plan of Wynn Resorts, Limited of our reports dated March 2, 2026, with respect to the consolidated financial statements of Wynn Resorts, Limited, and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2025 and the financial statement schedule of Wynn Resorts, Limited included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 30, 2026